Exhibit 4.5

SECOND AMENDED AND RESTATED INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT

among

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as ABL Agent and
U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

and
LIGGETT GROUP LLC,
as an Initial Borrower
and

100 MAPLE LLC,
as an Initial Borrower
and

The Other Borrowers from time to time party hereto

TABLE OF CONTENTS
Page Section 1.    DEFINITIONS; INTERPRETATION 1
1.1Definitions 1
1.2Terms Generally 6
Section 2.    LIEN PRIORITIES     6
2.1Subordination    6
2.2Prohibition on Contesting Liens    7
2.3No New Liens    7
2.4Cooperation    8
Section 3.    ENFORCEMENT 8
3.1Exercise of Rights and Remedies    8
3.2Rights As Unsecured Creditors    9
3.3Release of Liens on ABL Collateral    10
3.4Insurance and Condemnation Awards    11
Section 4.    PAYMENTS    12
4.1Application of Proceeds    12
4.2Payments Over    12
Section 5.    BAILEE FOR PERFECTION    13
5.1Each Lender as Bailee    13
5.2Transfer of Pledged ABL Collateral    13
Section 6.    INSOLVENCY OR LIQUIDATION PROCEEDINGS     13
6.1General Applicability    13
6.2Bankruptcy Financing    14
6.3Relief from the Automatic Stay    14
6.4Adequate Protection    15
6.5Reorganization Securities    15
6.6Separate Classes    15
6.7Asset Dispositions    15
6.8Preference Issues    16
6.9Certain Waivers as to Section 1111(b)(2) of Bankruptcy Code    16
6.10Other Bankruptcy Laws    16
Section 7.    NOTEHOLDER SECURED PARTIES’ PURCHASE OPTION     16
7.1Exercise of Option    16
7.2Purchase and Sale    16
7.3Payment of Purchase Price    17
7.4Representations Upon Purchase and Sale    17
7.5Notice from ABL Agent Prior to Lien Enforcement Action    17
Section 8.    RELIANCE; WAIVERS; ETC    17
i

8.1Reliance    17
8.2No Warranties or Liability    17
8.3No Waiver of Lien Priorities    18
Section 9.    JOINDER    19
9.1    Joinder of Other Borrowers    19
Section 10.    MISCELLANEOUS    19
10.1Conflicts; Additional Security    19
10.2Continuing Nature of this Intercreditor Agreement; Severability    19
10.3When Discharge of ABL Debt and Discharge of Priority Noteholder Debt Deemed to Not Have Occurred 20
10.4Amendments to Noteholder Documents    20
10.5Amendments; Waivers    20
10.6Subrogation; Marshalling    20
10.7Consent to Jurisdiction; Waivers    21
10.8Notices    21
10.9Further Assurances    22
10.10Consent to Jurisdiction; Waiver of Jury Trial    22
10.11Governing Law    22
10.12Binding on Successors and Assigns    22
10.13Specific Performance    22
10.14Section Titles; Time Periods    23
10.15Counterparts    23
10.16Authorization    23
10.17No Third Party Beneficiaries    23
ii

SECOND AMENDED AND RESTATED INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT

SECOND AMENDED AND RESTATED INTERCREDITOR AND LIEN SUBORDINATION
AGREEMENT, dated as of January 28, 2021 (this “Intercreditor Agreement” as hereinafter further defined), among Wells Fargo Bank, National Association, in its capacity as administrative agent (in such capacity, the “ABL Agent” as hereinafter further defined), for itself and on behalf of the other ABL Secured Parties (as hereinafter defined), U.S. Bank National Association, in its capacity as collateral agent for the Noteholder Secured Parties (in such capacity, the “Collateral Agent” as hereinafter further defined), Liggett Group LLC, a Delaware limited liability company (“Liggett Group”), and 100 Maple LLC, a Delaware limited liability company (“100 Maple” and, together with Liggett Group, the “Initial Borrowers”) and each other borrower under the ABL Loan Agreement from time to time that becomes party hereto pursuant to a Joinder Agreement (each, an “Other Borrower” and, together with the Initial Borrowers, the “Borrowers” and each individually, a “Borrower”).

WITNESSETH:

WHEREAS, the Initial Borrowers have entered into a secured credit facility with the ABL Agent and the ABL Lenders (as hereinafter defined) as set forth in the ABL Loan Agreement (as hereinafter defined) pursuant to which the ABL Lenders have made and from time to time may make loans and provide other financial accommodations to the Initial Borrowers and secured by the ABL Collateral (as hereinafter defined);

WHEREAS, the parties hereto have previously entered into an Amended and Restated Intercreditor and Lien Subordination Agreement, dated as of January 27, 2017 (the “Existing Intercreditor Agreement”), by and among the ABL Agent, in its capacity as ABL Lender (as defined in the Existing Intercreditor Agreement) (in such capacity, the “Prior ABL Agent”), U.S. Bank National Association, in its capacity as collateral agent for the Noteholder Secured Parties (as defined in the Existing Intercreditor Agreement) (in such capacity, the “Prior Collateral Agent”), and the Initial Borrowers, in connection with the issuance by Vector Group Ltd. (the “Issuer”) of a series of 6.125% Senior Secured Notes due 2025 (the “Existing Notes”);

WHEREAS, pursuant to the Noteholder Agreement (as hereinafter defined), the Issuer intends to issue 5.75% Senior Secured Notes due 2029 (including any additional notes issued pursuant to the Noteholder Agreement), in an initial aggregate principal amount of $875 million, which will be guaranteed by the Initial Borrowers and certain other direct and indirect subsidiaries of the Issuer and secured by certain security interests in, and pledges of, certain assets and properties, including assets and properties of the Indenture Loan Parties (as hereinafter defined), the proceeds of which will be used, among other things, to repay the entire outstanding principal amount of the Existing Notes;

WHEREAS, the ABL Agent, on its own behalf and on behalf of the other ABL Secured Parties, and the Collateral Agent, on its own behalf and on behalf of the Noteholder Secured Parties, desire to amend and restate the Existing Intercreditor Agreement and enter into this Intercreditor Agreement to (i) confirm the relative priority of the security interests of the ABL Secured Parties and the Noteholder Secured Parties in the ABL Collateral, (ii) provide for the orderly sharing among them, in accordance with such priorities, of proceeds of such ABL Collateral upon any foreclosure thereon or other disposition thereof, (iii) replace the Prior ABL Agent with the ABL Agent and the Prior Collateral Agent with the Collateral Agent and (iv) address related matters;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    DEFINITIONS; INTERPRETATION.

1.1Definitions. As used in this Intercreditor Agreement, the following terms have the meanings specified below:

“100 Maple” shall have the meaning set forth in the preamble hereto.

“ABL Agent” shall mean Wells Fargo Bank, National Association in its capacity as administrative and collateral agent under the ABL Loan Agreement, and also includes any successor, replacement or agent acting on its behalf as ABL Agent for the ABL Secured Parties under the ABL Documents.

“ABL Collateral” shall mean any and all of the assets and property of any Borrower in which both the ABL Secured Parties and the Noteholder Secured Parties (or their respective agents) hold a security interest (including assets and property that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any Bankruptcy Laws) would be ABL Collateral).

“ABL Debt” shall mean all “Obligations” as such term is defined in the ABL Loan Agreement, including obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower to any ABL Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the ABL Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the ABL Documents or after the commencement of any case with respect to any Borrower under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“ABL Documents” shall mean, collectively, the ABL Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Borrower to, with or in favor of any ABL Secured Party in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt) in accordance with the terms of this Intercreditor Agreement.

“ABL Event of Default” shall mean any “Event of Default” as defined in the ABL Loan Agreement.

“ABL Lenders” shall mean, collectively, Wells Fargo Bank, National Association, and any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt or is otherwise party to the ABL Documents as a lender in accordance with the terms of this Intercreditor Agreement.

“ABL Loan Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of January 14, 2015, by and among the Initial Borrowers, the ABL Agent and the other ABL Secured Parties from time to time party thereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured in accordance with the terms of this Intercreditor Agreement (including by including an Other Borrower as a borrower thereunder).

“ABL Secured Parties” shall mean, collectively, (a) the ABL Agent, (b) the ABL Lenders, (c) the issuing bank or banks of letters of credit or similar instruments under the ABL Loan Agreement, (d) each other person to whom any of the ABL Debt (including ABL Debt constituting Bank Product Obligations) is owed and
(e) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as an “ABL Secured Party”.

“Agent” shall have the meaning set forth in Section 5.1(a).

“Bank Product Obligations” shall mean Cash Management Obligations and Hedging Obligations.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrowers” and “Borrower” shall have the meaning set forth in the preamble hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Carve Out” shall mean, in connection with any Insolvency or Liquidation Proceeding, any carve out amount granted with respect to professional fees and expenses, court costs, filing fees, and fees and costs of the Office of the United States Trustee as granted by the court or as agreed to by the ABL Agent in its reasonable discretion.

“Cash Management Obligations” shall mean, with respect to any Borrower, the obligations of such Borrower in connection with (a) credit cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds or overdrafts or (ii) controlled disbursement services.

“Collateral Agent” shall mean U.S. Bank National Association, in its capacity as Collateral Agent under the Noteholder Documents, and also includes any successor, replacement or agent acting on its behalf as Collateral Agent for the Noteholder Secured Parties under the Noteholder Documents.

“DIP Financing” shall have the meaning set forth in Section 6.2.

“Discharge of ABL Debt” shall mean (a) the termination or expiration of the commitments of the ABL Lenders and the financing arrangements provided by the ABL Lenders to the Borrowers under the ABL Documents, (b) except to the extent otherwise provided in Sections 4.1 and 4.2, the payment in full in cash of the ABL Debt (other than (i) the ABL Debt described in clause (c) of this definition, (ii) contingent indemnification obligations as to which no claim has been made and (iii) obligations under agreements with ABL Secured Parties which continue notwithstanding the termination of the commitments and repayment of the ABL Debt described herein), and (c) payment in full in cash of cash collateral, or at the applicable ABL Secured Party’s option, the delivery to such ABL Secured Party of a letter of credit payable to such ABL Secured Party, in either case as required under the terms of the ABL Loan Agreement, in respect of letters of credit issued under the ABL Documents and Bank Product Obligations.

“Discharge of Priority Noteholder Debt” shall mean, except to the extent otherwise provided in Sections 4.1 and 4.2, the final payment in full in cash of the Noteholder Debt.

“Discharge of Priority Debt” shall mean except to the extent otherwise provided in Sections 4.1 and 4.2, the final payment in full in cash of the First Priority Debt (other than as described in the definition of Discharge of ABL Debt).

“Excess ABL Debt” shall mean ABL Debt which does not constitute First Priority Debt.

“Existing Intercreditor Agreement” shall have the meaning set forth in the recitals hereto.

“Existing Notes” shall have the meaning set forth in the recitals hereto.

“First Priority Debt” shall mean ABL Debt to the extent it does not exceed the Maximum Priority ABL Debt Amount.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

“Indenture Loan Parties” shall mean the Issuer and those of its direct and indirect subsidiaries (including the Borrowers) party to the Noteholder Agreement.

“Initial Borrowers” shall have the meaning set forth in the preamble hereto.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Borrower, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Borrower or with respect to any of their respective assets, (c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties, (d) any liquidation, dissolution, reorganization or winding up of any Borrower whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (e) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Borrower.

“Intercreditor Agreement” shall mean this Intercreditor and Lien Subordination Agreement, as amended, modified, supplemented, extended, renewed, restated or replaced from time to time in accordance with the terms hereof.

“Issuer” shall have the meaning set forth in the recitals hereto.

“Joinder Agreement” means a joinder agreement substantially in the form attached hereto as Exhibit A.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

“Lien Enforcement Action” shall mean (a) any action by any Secured Party to foreclose on the Lien of such Person in all or a material portion of the ABL Collateral or exercise any right of repossession, levy, attachment, setoff or liquidation against all or a material portion of the ABL Collateral, (b) any action by any Secured Party to take possession of, sell or otherwise realize (judicially or non-judicially) upon all or a material portion of the ABL Collateral (including by setoff), (c) any action by any Secured Party to facilitate the possession of, sale of or realization upon all or a material portion of the ABL Collateral including the solicitation of bids from third parties to conduct the liquidation of all or any material portion of the ABL Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of the ABL Collateral, (d) the commencement by any Secured Party of any legal proceedings against or with respect to all or a material portion of the ABL Collateral to facilitate the actions described in (a) through (c) above, or (e) any action to seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of all or a material portion of the ABL Collateral, or any proceeds thereof. For the purposes hereof, (i) the notification of account debtors to make payments to the ABL Agent or any ABL Lender shall constitute a Lien Enforcement Action if and only if such action is coupled with an action to take possession of all or a material portion of the ABL Collateral or the commencement of any legal proceedings or actions against or with respect to the Borrowers of all or a material portion of the ABL Collateral, and (ii) a material portion of the ABL Collateral shall mean ABL Collateral having a value in excess of $10,000,000.

“Liggett Group” shall have the meaning set forth in the preamble hereto.

“Maximum Priority ABL Debt Amount” shall mean the sum of (a) the principal amount of the ABL Debt (including undrawn amounts under any letters of credit issued under the ABL Documents) up to
$100,000,000 at any time outstanding, plus (b) any interest on the amount set forth in clause (a) (and including any interest which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), plus (c) the Maximum Priority Cash Management Obligations, plus (d) the Maximum Priority Hedging Obligations, plus (e) any fees, costs, expenses and indemnities payable under any of the ABL Documents (and including any fees, costs, expenses and indemnities which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding) minus (f) the amount of all permanent reductions in the commitments under the ABL Documents and minus (g) the amount of all permanent repayments of ABL Debt to the extent such repayments result in a reduction of the commitments under the ABL Documents; provided that the Maximum Priority ABL Debt Amount shall be calculated without regard to the amount of Carve Out.

“Maximum Priority Cash Management Obligations” shall mean, as of any date of determination, the amount of the ABL Debt constituting Cash Management Obligations outstanding on such date, up to
$10,000,000 in the aggregate at any one time outstanding.

“Maximum Priority Hedging Obligations” shall mean, as of any date of determination, the amount of the ABL Debt constituting Hedging Obligations outstanding on such date, up to $10,000,000 in the aggregate at any one time outstanding.

“Noteholder Agreement” shall mean the Indenture, dated as of January 28, 2021, by and among the Issuer, the Indenture Loan Parties and the Noteholder Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured.

“Noteholder Debt” shall mean all “Obligations” as such term is defined in the Noteholder Agreement, including obligations, liabilities and indebtedness of every kind, nature and description owing by any Indenture Loan Party to any Noteholder Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Noteholder Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Noteholder Documents or after the commencement of any case with respect to any Indenture Loan Party under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Noteholder Default” shall mean any “Event of Default” as defined in the Noteholder Agreement.

“Noteholder Documents” shall mean, collectively, the Noteholder Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Indenture Loan Party to, with or in favor of any Noteholder Secured Party in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Noteholder Debt).

“Noteholder Exclusive Assets” shall have the meaning set forth in Section 2.3(b).

“Noteholder Secured Parties” shall mean, collectively, (a) the Noteholder Trustee, solely in its capacity as trustee under the Noteholder Agreement and the other Noteholder Documents, (b) each holder of any Note or Notes, solely in its capacity as such holder, and each other person to whom any of the Noteholder Debt is transferred or owed, solely in its capacity as such, (c) the Collateral Agent, and (d) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “Noteholder Secured Party”.

“Noteholder Trustee” shall mean U.S. Bank National Association, in its capacity as trustee under the Noteholder Agreement, and also includes any successor, replacement or agent acting on its behalf as Noteholder Trustee for the Noteholder Secured Parties under the Noteholder Documents.

“Notes” shall mean any notes issued pursuant to the Noteholder Agreement, whether issued pursuant to the initial offering or subsequently, including any exchange notes and additional notes.

“Other Borrower” shall have the meaning set forth in the preamble hereto.

“Permitted Actions” shall mean any of the following: (a) in any Insolvency or Liquidation Proceeding, filing a proof of claim or statement of interest with respect to the Noteholder Debt or Excess ABL Debt, as the case may be; (b) taking any action to preserve or protect the validity, enforceability, perfection or priority of the Liens securing the Noteholder Debt or the Excess ABL Debt, as the case may be, provided that no such action is, or could reasonably be expected to be, (i) as to any action by any Noteholder Secured Party, adverse to the Liens securing the First Priority Debt or the rights of the ABL Agent or any other ABL Secured Party to exercise remedies in respect thereof to the extent not expressly prohibited by this Agreement, (ii) as to any action by any ABL Secured Party, adverse to the Liens securing the Noteholder Debt or the rights of the Collateral Agent or any other Noteholder Secured Party to exercise remedies in respect thereof to the extent not expressly prohibited by this Intercreditor Agreement, or (iii) otherwise inconsistent with the terms of this Intercreditor Agreement, including the automatic release of Liens provided in Section 3.3; (c) filing any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Noteholder Secured Parties or the claims of the ABL Secured Parties with respect to Excess ABL Debt, including any claims secured by the ABL Collateral or otherwise making any agreements or filing any motions pertaining to the Noteholder Debt or Excess ABL Debt, in each case, to the extent not inconsistent with the terms of this Intercreditor Agreement; (d) exercising rights and remedies as unsecured creditors, as provided in Section 3.2; and (e) the enforcement by the Collateral Agent and the Noteholder Secured Parties of any of their rights and exercise any of their remedies with respect to the ABL Collateral after the termination of the Standstill Period (as defined in Section 3.1) or the enforcement by the ABL Agent or the ABL Secured Parties of any of their rights and exercise of any of their remedies with respect to the ABL Collateral after Discharge of Priority Noteholder Debt.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Pledged ABL Collateral” shall have the meaning set forth in Section 5.1(a).

“Prior Collateral Agent” shall have the meaning set forth in the recitals hereto.

“Qualified Financier” shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of
$500,000,000; provided that such bank is acting through a branch or agency located in the United States, and
(c) a commercial finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000.

“Secured Parties” shall mean, collectively, the ABL Secured Parties and the Noteholder Secured
Parties.

“Standstill Period” shall have the meaning set forth in Section 3.1(a)(i)1(a)(i).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and as to any Borrower shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of any of such person or on behalf of any such successor or assign, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Intercreditor Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Intercreditor Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2.    LIEN PRIORITIES.

2.1Subordination. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the ABL Agent or the ABL Secured Parties or the Collateral Agent or the Noteholder Secured Parties and notwithstanding any provision of the UCC, or any applicable law or any provisions of the ABL Documents or the Noteholder Documents or any other circumstance whatsoever:

(a)The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, hereby agrees that: (i) any Lien on the ABL Collateral securing the First Priority Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Collateral securing the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor; and (ii) any Lien on the ABL Collateral securing any of the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Collateral securing any First Priority Debt.

(b)The ABL Agent, for itself and on behalf of the other ABL Secured Parties, hereby agrees that:
(i) any Lien on the ABL Collateral securing the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Collateral securing the principal amount of Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor; and (ii) any Lien on the ABL Collateral securing any Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Collateral securing any Noteholder Debt.

2.2Prohibition on Contesting Liens. Each of the ABL Agent, for itself and on behalf of the other ABL Secured Parties, and the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding involving any Borrower), the perfection, priority, validity or enforceability of a Lien held by or for the benefit or on behalf of any ABL Secured Party in any ABL Collateral or by or on behalf of any Noteholder Secured Party in any ABL Collateral, as the case may be; provided that nothing in this Intercreditor Agreement shall be construed to prevent or impair the rights of any ABL Secured Party or Noteholder Secured Party to enforce this Intercreditor Agreement, including the priority of the Liens as provided in Section 2.1.

2.3No New Liens.

(a)So long as the Discharge of Priority Debt has not occurred, except for Noteholder Exclusive Assets (as defined below), none of the Borrowers shall grant any additional Liens on any assets to secure the Noteholder Debt unless it has granted, or substantially concurrently therewith shall grant, a lien on such asset to secure the ABL Debt or grant any additional Liens on any assets to secure the ABL Debt unless it has granted, or substantially concurrently therewith shall grant, a Lien on such asset to secure the Noteholder Debt, all of which Liens shall be subject to the terms of this Intercreditor Agreement. Further, the parties hereto agree that, after the Discharge of Priority Debt and so long as the Discharge of Priority Noteholder Debt has not occurred, none of the Borrowers shall grant any additional Liens on any asset to secure any Excess ABL Debt unless it has granted, or substantially concurrently therewith shall grant, a Lien on such asset to secure the Noteholder Debt. Notwithstanding the foregoing, this provision will not be violated with respect to any assets which are specifically excluded from the grant of Liens securing the ABL Debt or the Noteholder Debt, as provided in the ABL Documents or Noteholder Documents, respectively. To the extent that the provisions of this Section 2.3 are not complied with for any reason, without limiting any other right or remedy available to the ABL Agent or any other ABL Secured Party or the Collateral Agent or any Noteholder Secured Party, the Collateral Agent agrees, for itself and on behalf of the other Noteholder Secured Parties, and the ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that any amount received by or distributed to any Noteholder Secured Party or any ABL Secured Party pursuant to or as a result of any Lien granted in contravention of this Section shall be subject to Section 4 hereof.

(b)The Noteholder Secured Parties and the ABL Secured Parties hereby acknowledge and agree that (i) the ABL Debt is secured by a first priority Lien in favor of the ABL Secured Parties on all of the Collateral (as such term is defined in the ABL Loan Agreement), (ii) as of the date hereof, the Noteholder Secured Parties do not have and will not hereafter obtain a Lien on the cash or deposit accounts of any Borrower, except a Lien junior in priority to the Lien in favor of the ABL Secured Parties securing the First Priority Debt, which Lien will be subject to the terms and conditions of this Agreement, (iii) the Noteholder Debt is secured by a Lien in favor of the Noteholder Secured Parties on all of the Collateral (as such term is defined in the Noteholder Agreement), including a Lien on the assets of Vector Tobacco Inc., a Virginia corporation (“Vector Tobacco”) and on capital stock owned by VGR Holding LLC, a Delaware limited liability company constituting Collateral (as such term is defined in the Noteholder Agreement) (such assets of Vector Tobacco and capital stock owned by VGR Holding LLC, the “Noteholder Exclusive Assets”); provided that, if

Vector Tobacco becomes an additional borrower under the ABL Loan Agreement and executes a Joinder Agreement to this Agreement, the assets of Vector Tobacco shall no longer constitute a Noteholder Exclusive Asset and shall thereafter constitute ABL Collateral under this Agreement) and
(iv) as of the date hereof, the ABL Secured Parties do not have and will not hereafter obtain a Lien on the Noteholder Exclusive Assets, except a Lien, junior in priority to the Lien in favor of the Noteholder Secured Parties.

2.4Cooperation. The parties hereto agree, subject to the other provisions of this Intercreditor Agreement, upon request by the ABL Agent or the Collateral Agent, as the case may be, to advise the other from time to time of the ABL Collateral for which such party has taken steps to perfect its Liens and to identify the parties obligated under the ABL Documents or Noteholder Documents, as the case may be.

Section 3.    ENFORCEMENT.

3.1Exercise of Rights and Remedies.

(a)Until the Discharge of Priority Debt, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that it:

(i)will not enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any ABL Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Collateral Agent or any other Noteholder Secured Party is a party) or commence or join with any Person (other than the ABL Agent) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies with respect to the ABL Collateral (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding); provided, however, that (A) the Collateral Agent and the Noteholder Secured Parties may take Permitted Actions, and (B) the Collateral Agent may exercise any or all of such rights or remedies after a period of 180 days has elapsed since the later of (1) the date on which any Noteholder Secured Party has declared the existence of any event of default under (and as defined in) the Noteholder Agreement, (2) any Noteholder Secured Party shall have demanded the repayment of all the principal amount of the Noteholder Debt and (3) any Noteholder Secured Party shall have notified the ABL Agent of such declaration of a Noteholder Default and demand (the “Standstill Period”); provided, further, that, notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Collateral Agent or any other Noteholder Secured Party enforce or exercise any rights or remedies with respect to any ABL Collateral, or commence or petition for any such action or proceeding (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), at any time during which the ABL Agent or any other ABL Secured Party shall have commenced and shall be pursuing diligently a Lien Enforcement Action;

(ii)will not contest, protest or object to any foreclosure action or proceeding brought by the ABL Agent or any other ABL Secured Party, or any other enforcement or exercise by any ABL Secured Party of any rights or remedies, in each case relating to the ABL Collateral under the ABL Documents, so long as the Liens of the Collateral Agent attach to the proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith in accordance with applicable law;

(iii)subject to the Noteholder Secured Parties’ rights under Section 3.1(a)(i), will not object to the forbearance by the ABL Agent or the other ABL Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the ABL Collateral;

(iv)will not except for actions permitted under Section 3.1(a)(i), take or receive any ABL Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any ABL Collateral or in connection with any insurance policy award or any condemnation award (or deed in lieu of condemnation) relating to the ABL Collateral;

(v)will not object to the manner in which the ABL Agent or any other ABL Secured Party may seek to enforce or collect the ABL Debt or the Liens of such ABL Secured Party securing First Priority Debt, regardless of whether any action or failure to act by or on behalf of the ABL Agent or any other ABL Secured Party is, or could be, adverse to the interests of the Noteholder Secured Parties, and will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the ABL Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (v), provided that at all times the ABL Agent is acting in good faith in accordance with applicable law; and

(vi)will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Priority Debt, any Lien of the ABL Agent on the ABL Collateral securing the First Priority Debt or this Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Intercreditor Agreement.

(b)After the Discharge of Priority Debt and until the Discharge of Priority Noteholder Debt has occurred, the ABL Agent, for itself and on behalf of the other ABL Secured Parties, with respect to Excess ABL Debt agrees that it:

(i)will not, enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any ABL Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the ABL Agent or any other ABL Secured Party is a party) or commence or join with any Person (other than Collateral Agent or Noteholder Secured Parties) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies with respect to the ABL Collateral (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding); provided, however, that the ABL Agent and the ABL Secured Parties may take Permitted Actions;

(ii)will not contest, protest or object to any foreclosure action or proceeding brought by the Collateral Agent or any other Noteholder Secured Party, or any other enforcement or exercise by any Noteholder Secured Party of any rights or remedies relating to the ABL Collateral under the Noteholder Documents, so long as the Liens of ABL Secured Parties attach to the proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith in accordance with applicable law;

(iii)subject to the ABL Secured Parties’ rights under Section 3.1(b)(i), will not object to the forbearance by the Collateral Agent or the other Noteholder Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the ABL Collateral;

(iv)will not except for actions permitted under Section 3.1(b)(i), take or receive any ABL Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any ABL Collateral or in connection with any insurance policy award or any condemnation award (or deed in lieu of condemnation) relating to the ABL Collateral;

(v)will not object to the manner in which the Collateral Agent or any other Noteholder Secured Party may seek to enforce or collect the Noteholder Debt or the Liens of such Noteholder Secured Party securing Noteholder Debt, regardless of whether any action or failure to act by or on behalf of the Collateral Agent or any other Noteholder Secured Party is, or could be, adverse to the interests of the ABL Secured Parties with respect to the Excess ABL Debt and Liens securing such Excess ABL Debt, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the ABL Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (v) in each case to the extent that the ABL Collateral secures Excess ABL Debt, provided that at all times the Collateral Agent is acting in good faith in accordance with applicable law; and

(vi)will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any Noteholder Debt or any Lien of the Collateral Agent or the Noteholder Secured Parties securing the Noteholder Debt or this Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Intercreditor Agreement.

3.2Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Intercreditor

Agreement, the Collateral Agent and the other Noteholder Secured Parties may exercise rights and remedies as an unsecured creditor against any Borrower in accordance with the terms of the Noteholder Documents and applicable law. For purposes hereof, the rights of an unsecured creditor do not include the rights of a creditor that holds a judgment lien to enforce such lien. Nothing in this Intercreditor Agreement shall prohibit the receipt by the Collateral Agent or any other Noteholder Secured Parties of the payments of any Noteholder Debt so long as such receipt is not the direct or indirect result of the exercise by the Collateral Agent or any other Noteholder Secured Party of foreclosure rights with respect to any ABL Collateral or other remedies as a secured creditor of any ABL Party or enforcement in contravention of this Intercreditor Agreement of any Lien held by any of them in any ABL Collateral or any other act in contravention of this Intercreditor Agreement.

3.3Release of Liens on ABL Collateral.

(a)Prior to Discharge of Priority Debt, if (i) in connection with any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral (A) permitted under the terms of the ABL Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) or (B) consented to or approved by the ABL Agent, but in the case of (A) or (B) only if permitted under the terms of the Noteholder Documents or (ii) in connection with the exercise of the ABL Agent’s remedies in respect of the ABL Collateral provided for in Section 3.1 (provided that after giving effect to the release and application of proceeds, ABL Debt (other than Excess ABL Debt) secured by the first priority Liens on the remaining ABL Collateral remains outstanding), the ABL Agent, for itself or on behalf of any of the other ABL Secured Parties, releases any of its Liens on any part of the ABL Collateral, then effective upon the consummation of such sale, lease, license, exchange, transfer or other disposition:

(1)the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Noteholder Secured Parties, on such ABL Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of the ABL Agent’s Liens,

(2)the Collateral Agent, for itself or on behalf of the Noteholder Secured Parties, shall promptly upon the request of the ABL Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the ABL Agent may reasonably require in connection with such sale or other disposition by the ABL Agent, the ABL Agent’s agents or any Borrower with the consent of the ABL Agent to evidence and effectuate such termination and release; provided, that, any such release or UCC amendment or termination by Collateral Agent shall not extend to or otherwise affect any of the rights, if any, of Collateral Agent and Noteholder Secured Parties to the proceeds from any such sale or other disposition of ABL Collateral, and

(3)the Collateral Agent, for itself or on behalf of the other Noteholder Secured Parties, shall be deemed to have authorized the ABL Agent to file UCC amendments and terminations covering the ABL Collateral so sold or otherwise disposed of as to UCC financing statements between any Borrower and Collateral Agent or any other Noteholder Secured Party to evidence such release and termination.

(b)After Discharge of Priority Debt but prior to Discharge of Priority Noteholder Debt, if (i) in connection with any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral (A) permitted under the terms of the Noteholder Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) or (B) consented to or approved by Noteholder Secured Parties, but in the case of (A) and (B), only if permitted under the terms of the ABL Documents, or (ii) in connection with the exercise of the Collateral Agent’s or any Noteholder Secured Party’s remedies in respect of the ABL Collateral provided for in Section 3.1 (provided that after giving effect to the release and application of proceeds, Noteholder Debt secured by the Liens on the remaining ABL Collateral remain outstanding), the Collateral Agent, for itself or on behalf of any of the other Noteholder Secured Parties, releases any of its Liens on any part of the ABL Collateral, then effective upon the consummation of such sale, lease, license, exchange, transfer or other disposition:

(1)the Liens, if any, of the ABL Agent, for itself or for the benefit of the ABL Secured Parties, on such ABL Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of the Collateral Agent’s Liens,

(2)the ABL Agent, for itself or on behalf of the ABL Secured Parties, shall promptly upon the request of the Collateral Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Collateral Agent may reasonably require in connection with such sale or other disposition by the Collateral Agent or any Noteholder Secured Party, or any of their agents or any Borrower with the consent of Noteholder Secured Parties to evidence and effectuate such termination and release; provided, that, any such release or UCC amendment or termination by the ABL Agent shall not extend to or otherwise affect any of the rights, if any, of the ABL Agent and ABL Secured Parties to the proceeds from any such sale or other disposition of ABL Collateral, and

(3)the ABL Agent, for itself or on behalf of the other ABL Secured Parties, shall be deemed to have authorized the Collateral Agent to file UCC amendments and terminations covering the ABL Collateral so sold or otherwise disposed of as to UCC financing statements between any Borrower and the ABL Agent or any other ABL Secured Party to evidence such release and termination.

(c)The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, hereby irrevocably constitutes and appoints the ABL Agent and any officer or agent of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent or such holder, from time to time in the ABL Agent’s discretion, for the purpose of carrying out the terms of Section 3.3(a), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of Section 3.3(a), including any termination statements, endorsements or other instruments of transfer or release. The ABL Agent, for itself and on behalf of the other ABL Secured Parties, hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent of the Noteholder, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the ABL Agent or any ABL Secured Party for the purpose of carrying out the terms of Section 3.3(b), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of Section 3.3(b), including any termination statements, endorsements or other instruments of transfer or release.

(d)Nothing contained in this Intercreditor Agreement shall be construed to modify the obligation of the ABL Agent or the Collateral Agent to act in a commercially reasonable manner in the exercise of its rights to sell, lease, license, exchange, transfer or otherwise dispose of any ABL Collateral.

3.4Insurance and Condemnation Awards.

(a)So long as the Discharge of Priority Debt has not occurred, the ABL Agent and the other ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Borrowers under the ABL Documents, to settle and adjust claims in respect of ABL Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the ABL Collateral. So long as the Discharge of Priority Debt has not occurred, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (i) first be paid to the ABL Agent for the benefit of the ABL Secured Parties to the extent required under the ABL Documents until the Priority Debt has been paid in full, (ii) second, be paid to the Collateral Agent for the benefit of the Noteholder Secured Parties to the extent required under the applicable Noteholder Documents until the Discharge of Priority Noteholder Debt has occurred, (iii) third, be paid to the ABL Agent for the benefit of the ABL Secured Parties to the extent required under the ABL Documents until the ABL Debt has been paid in full, and (iv) fourth, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. Until the Discharge of Priority Debt, if the Collateral Agent or any other Noteholder Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall pay such proceeds over to the ABL Agent in accordance with the terms of Section 4.2.

(b)After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, the Collateral Agent and the other Noteholder Secured Parties shall have the sole and exclusive right, subject to the rights of the Borrowers under the Noteholder Documents, to settle and adjust claims in respect of ABL Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the ABL Collateral. After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (i) first be paid to the Collateral Agent for the benefit of the Noteholder Secured Parties to the extent required under the Noteholder Documents until the Noteholder Debt has been paid in full, (ii) second, be paid to the ABL Agent for the benefit of the ABL Secured Parties to the extent required under the ABL

Documents until the Excess ABL Debt has been paid in full, and (iii) third, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, if the ABL Agent or any other ABL Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall pay such proceeds over to the Collateral Agent in accordance with the terms of Section 4.2.

Section 4.    PAYMENTS.

4.1Application of Proceeds.

(a)So long as the Discharge of ABL Debt has not occurred, the ABL Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Collateral upon the exercise of remedies, shall be applied in the following order of priority:

(i)first, to the First Priority Debt (including for cash collateral as required under the ABL Documents), and in such order as specified in the relevant ABL Documents until the Discharge of Priority Debt has occurred;

(ii)second, to the Noteholder Debt in such order as specified in the relevant Noteholder Documents until the Discharge of Priority Noteholder Debt has occurred; and

(iii)third, to the Excess ABL Debt until the Discharge of ABL Debt has occurred.

(b)Upon the Discharge of Priority Debt, to the extent permitted under applicable law, the ABL Agent shall deliver to the Collateral Agent, without representation or recourse, any proceeds of ABL Collateral held by it at such time in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Collateral Agent to the Noteholder Debt in such order as specified in the relevant Noteholder Documents.

(c)The foregoing provisions of this Section 4.1 are intended solely to govern the respective Lien priorities as between the Collateral Agent and the Noteholder Secured Parties, on the one hand, and the ABL Agent and the other ABL Secured Parties, on the other hand, and shall not impose on the ABL Agent or any other ABL Secured Party or on Collateral Agent or any other Noteholder Secured Party any obligations in respect of the disposition of proceeds of foreclosure on any ABL Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

4.2Payments Over. So long as the Discharge of Priority Debt has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower, the Collateral Agent agrees, for itself and on behalf of the other Noteholder Secured Parties, that any ABL Collateral or proceeds from the enforcement of remedies with respect to the ABL Collateral (including any right of set-off) with respect to the ABL Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to ABL Collateral, shall be segregated and held in trust and promptly transferred or paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower, the ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that any ABL Collateral or proceeds from the enforcement of remedies with respect to the ABL Collateral or payment with respect thereto received by the ABL Agent or any other ABL Secured Party (including any right of set-off) with respect to the ABL Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to ABL Collateral, shall be segregated and held in trust and promptly transferred or paid over to the Collateral Agent for the benefit of the Noteholder Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. The ABL Agent or the Collateral Agent, as applicable, is hereby authorized to make any such endorsements or assignments as agent for the other. This authorization is coupled with an interest and is irrevocable.

Section 5.    BAILEE FOR PERFECTION.

5.1Each Lender as Bailee.

(a)Each of the ABL Agent and Collateral Agent (each, for purposes of this Section 5, an “Agent”) agrees to hold any ABL Collateral that can be perfected or the priority of which can be enhanced by the possession or control of such ABL Collateral or of any account in which such ABL Collateral is held, and if such ABL Collateral or any such account is in fact in the possession or under the control of an Agent, or of agents or bailees of such Agent (such ABL Collateral being referred to herein as the “Pledged ABL Collateral”), as bailee and agent for and on behalf of the other Agent solely for the purpose of perfecting the Lien granted to the other Agent in such Pledged ABL Collateral or enhancing the priority of such Lien (including, but not limited to, any securities or any deposit accounts or securities accounts, if any) pursuant to the ABL Documents or Noteholder Documents, as applicable, subject to the terms and conditions of this Section 5.

(b)Until the Discharge of Priority Debt has occurred, the ABL Agent shall be entitled to deal with the Pledged ABL Collateral in accordance with the terms of the ABL Documents subject to the terms of this Intercreditor Agreement and to the Borrowers’ rights under the ABL Documents.

(c)Each of the ABL Agent and Collateral Agent shall have no obligation whatsoever to the other Agent or any other Secured Party to assure that the Pledged ABL Collateral is genuine or owned by any of the Borrowers or to preserve rights or benefits of any Person except as expressly set forth in this Section 5. The duties or responsibilities of each of ABL Agent and Collateral Agent under this Section 5 shall be limited solely to holding the Pledged ABL Collateral as bailee and agent for and on behalf of the other Agent for purposes of perfecting or enhancing the priority of the Lien held by the other Agent.

(d)Each of the ABL Agent and Collateral Agent shall not have by reason of the ABL Documents, the Noteholder Documents or this Intercreditor Agreement or any other document a fiduciary relationship in respect of the other Agent or any of the other Secured Parties and shall not have any liability to the other Agent or any other Secured Party in connection with its holding the Pledged ABL Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

5.2Transfer of Pledged ABL Collateral. Upon the Discharge of Priority Debt, to the extent permitted under applicable law, the ABL Agent shall, without recourse or warranty, transfer the possession and control of the Pledged ABL Collateral, if any, then in its possession or control to Collateral Agent, except in the event and to the extent (a) the ABL Agent or any other ABL Secured Party has retained or otherwise acquired such ABL Collateral in full or partial satisfaction of any of the ABL Debt, (b) such ABL Collateral is sold or otherwise disposed of by the ABL Agent or any other ABL Secured Party or by a Borrower as provided herein or (c) it is otherwise required by any order of any court or other governmental authority or applicable law. The foregoing provision shall not impose on the ABL Agent or any other ABL Secured Party any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law. In connection with any transfer described herein to Collateral Agent, the Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of the Collateral Agent and to be paid by Borrowers) as shall be reasonably requested by the Collateral Agent to permit the Collateral Agent to obtain, for the benefit of the Noteholder Secured Parties, a first priority Lien in the Pledged ABL Collateral.

Section 6.    INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1General Applicability. This Intercreditor Agreement shall be applicable both before and after the institution of any Insolvency or Liquidation Proceeding involving any Borrower, including the filing of any petition by or against any Borrower under the Bankruptcy Code or under any other Bankruptcy Law and all converted or subsequent cases in respect thereof, and all references herein to any Borrower shall be deemed to apply to the trustee for such Borrower and such Borrower as debtor-in-possession. The relative rights of the ABL Secured Parties and the Noteholder Secured Parties in or to any distributions from or in respect of any ABL Collateral or proceeds of ABL Collateral shall continue after the institution of any Insolvency or Liquidation Proceeding involving any Borrower, including the filing of any petition by or against any Borrower under the Bankruptcy Code or under any other Bankruptcy Law and all converted cases and subsequent cases, on the same basis as prior to the date of such institution, subject to (i) any court order approving the financing of, or use of cash collateral by any Borrower as debtor-in-possession, or (ii) any other court order affecting the rights and interests of the parties hereto, in either case so long as such court order is not in conflict with this Intercreditor Agreement. This Agreement shall constitute a Subordination Agreement for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency or Liquidation Proceeding in accordance with its terms.

6.2Bankruptcy Financing. If any Borrower becomes subject to any Insolvency or Liquidation Proceeding, until the Discharge of Priority Debt has occurred, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that:

(a)each Noteholder Secured Party will raise no objection to, nor support any other Person objecting to, and will be deemed to have consented to, the use of any ABL Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or any post-petition financing to any Borrower provided by any ABL Secured Party or any Qualified Financier (which agrees to be bound by Section 8 hereof) under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 6.4 below and will subordinate (and will be deemed hereunder to have subordinated) the Liens granted to Noteholder Secured Parties to such DIP Financing on the same terms as such Liens are subordinated to the Liens granted to the ABL Agent hereunder (and such subordination will not alter in any manner the terms of this Intercreditor Agreement), to any adequate protection provided to the ABL Secured Parties and to any Carve Out; provided that:

(i)the ABL Agent does not oppose or object to such use of cash collateral or DIP
Financing,

(ii)the aggregate principal amount of such DIP Financing, together with the ABL Debt as of such date, does not exceed the principal component of the Maximum Priority ABL Debt Amount, and the DIP Financing is treated as ABL Debt hereunder,

(iii)the Liens on ABL Collateral granted to the ABL Secured Parties or Qualified Financier in connection with such DIP Financing are subject to this Intercreditor Agreement and considered to be Liens of the ABL Agent for purposes hereof,

(iv)the Collateral Agent retains a Lien on the ABL Collateral (including proceeds thereof) with the same priority as existed prior to such Insolvency or Liquidation Proceeding (except to the extent of any Carve Out agreed to by the ABL Agent),

(v)the Collateral Agent receives replacement Liens on all assets, including post-petition assets, of any Borrower in which any of the ABL Agent obtains a replacement Lien, or which secure the DIP Financing, with the same priority relative to the Liens of ABL Agent as existed prior to such Insolvency or Liquidation Proceeding, and

(vi)the Noteholder Secured Parties may oppose or object to such use of cash collateral or DIP Financing on the same bases as an unsecured creditor, so long as such opposition or objection is not based on the Noteholder Secured Parties’ status as secured creditors.

(b)no Noteholder Secured Party shall, directly or indirectly, provide, or seek to provide or support any party seeking to provide (other than the ABL Agent or a Qualified Financier as provided above), DIP Financing secured by Liens equal or senior in priority to the Liens on the ABL Collateral of the ABL Agent, without the prior written consent of the ABL Agent.

6.3Relief from the Automatic Stay. The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that, so long as the Discharge of Priority Debt has not occurred, no Noteholder Secured Party shall, without the prior written consent of the ABL Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the ABL Collateral, any proceeds thereof or any Lien securing any of the Noteholder Debt. Notwithstanding anything to the contrary set forth in this Intercreditor Agreement, no Borrower waives or shall be deemed to have waived any rights under Section 362 of the Bankruptcy Code.

6.4Adequate Protection.

(a)The Collateral Agent, on behalf of itself and the other Noteholder Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the ABL Agent or any of the other ABL Secured Parties for adequate protection of the First Priority Debt or any adequate protection provided to the ABL Agent or other ABL Secured Parties with respect to the First Priority Debt or (ii) any objection by the ABL Agent or any of the other ABL Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection for the First Priority Debt or (iii) the payment of interest, fees, expenses or other amounts to the ABL Agent or any other ABL Secured Party with respect to the First Priority Debt under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

(b)The Collateral Agent, on behalf of itself and the other Noteholder Secured Parties, agrees that none of them shall seek or accept adequate protection with respect to the Noteholder Debt secured by Liens on the ABL Collateral without the prior written consent of the ABL Agent; except, that, the Collateral Agent, for itself or on behalf of the other Noteholder Secured Parties, or the Noteholder Secured Parties shall be permitted
(i) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the ABL Collateral (including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding), or additional or replacement ABL Collateral to secure the Noteholder Debt, in connection with any DIP Financing or use of cash collateral as provided for in Section 6.2 above, or in connection with any such adequate protection obtained by ABL Agent and the other ABL Secured Parties, as long as in each case, the ABL Agent is also granted such additional or replacement Liens or additional or replacement ABL Collateral and such Liens of Collateral Agent or any other Noteholder Secured Party are subordinated to the Liens securing the ABL Debt to the same extent as the Liens of Collateral Agent and the other Noteholder Secured Parties on the ABL Collateral are subordinated to the Liens of the ABL Agent and the other ABL Secured Parties hereunder and (ii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to the ABL Agent.

6.5Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized Borrower secured by Liens upon any property of such reorganized Borrower are distributed, pursuant to a plan of reorganization, on account of both the ABL Debt and the Noteholder Debt, then, to the extent the debt obligations distributed on account of the ABL Debt and on account of the Noteholder Debt are secured by Liens upon the same assets or property, the provisions of this Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.6Separate Classes. Each of the parties hereto irrevocably acknowledges and agrees that (a) the claims and interests of the ABL Secured Parties and the Noteholder Secured Parties are not “substantially similar” within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (b) the grants of the Liens to secure the ABL Debt and the grants of the Liens to secure the Noteholder Debt constitute two separate and distinct grants of Liens, (c) the ABL Secured Parties’ rights in the ABL Collateral are fundamentally different from the Noteholder Secured Parties’ rights in the ABL Collateral and (d) as a result of the foregoing, among other things, the ABL Debt and the Noteholder Debt must be separately classified in any plan of reorganization proposed or adopted in any Insolvency or Liquidation Proceeding.

6.7Asset Dispositions. Until the Discharge of Priority Debt has occurred, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Noteholder Secured Parties will not object or oppose (or support any Person in objecting or opposing) a motion to any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral free and clear of the Liens of Collateral Agent and the other Noteholder Secured Parties or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law and shall be deemed to have consented to any such any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the ABL Agent; provided, that, (a) the proceeds of such sale, lease, license, exchange, transfer or other disposition of any ABL Collateral to be applied to the ABL Debt or the Noteholder Debt are applied in accordance with Section 4.1. Nothing herein shall prevent the Collateral Agent or the Noteholder Secured Parties from taking Permitted Actions or action permitted under Section 3.2 permitted to unsecured creditors.

6.8Preference Issues.

(a)If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Priority Debt previously made shall be rescinded for any reason whatsoever, then the First Priority Debt shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Intercreditor Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the ABL Secured Parties and the Noteholder Secured Parties provided for herein.

(b)If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the Noteholder Debt previously made shall be rescinded for any reason whatsoever and the Discharge of Priority Debt shall, subject to (for the avoidance of doubt) the immediately preceding clause (a), have occurred, then the Noteholder Debt shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Intercreditor Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Noteholder Secured Parties and any Person that holds ABL Excess Debt provided for herein solely with respect to any ABL Excess Claims and for the avoidance of doubt, not with respect to any First Priority Debt.

6.9Certain Waivers as to Section 1111(b)(2) of Bankruptcy Code. The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, waives any claim any Noteholder Secured Party may hereafter have against any ABL Secured Party arising out of the election by any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to any Liens secured by the ABL Collateral, or any comparable provision of any other Bankruptcy Law. The ABL Agent, for itself and on behalf of the other ABL Secured Parties, waives any claim any ABL Secured Party may hereafter have against any Noteholder Secured Party arising out of the election by any Noteholder Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to any Liens secured by the ABL Collateral or any comparable provision of any other Bankruptcy Law.

6.10Other Bankruptcy Laws. In the event that an Insolvency of Liquidation Proceeding is filed in a jurisdiction other than the United States or is governed by any Bankruptcy Law other than the Bankruptcy Code, each reference in this Intercreditor Agreement to a section of the Bankruptcy Code shall be deemed to refer to the substantially similar or corresponding provision of the Bankruptcy Law applicable to such Insolvency or Liquidation Proceeding, or in the absence of any specific similar or corresponding provision of the Bankruptcy Law, such other general Bankruptcy Law as may be applied in order to achieve substantially the same result as would be achieved under each applicable section of the Bankruptcy Code.

Section 7.    NOTEHOLDER SECURED PARTIES’ PURCHASE OPTION.

7.1Exercise of Option. On or after the occurrence and during the continuance of an ABL Event of Default and either the acceleration of all of the ABL Debt or the receipt by Collateral Agent of written notice from the ABL Agent of its intention to commence a Lien Enforcement Action as provided in Section 7.5 below, the Noteholder Secured Parties shall have the option at any time within ninety (90) days of such acceleration or written notice, upon five (5) Business Days’ prior written notice by Collateral Agent to the ABL Agent, to purchase all (but not less than all) of the ABL Debt from the ABL Secured Parties. Such notice from Collateral Agent to the ABL Agent shall be irrevocable.

7.2Purchase and Sale. On the date specified by Collateral Agent in the notice referred to in Section 7.1 (which shall not be less than five (5) Business Days, nor more than twenty (20) days, after the receipt by the ABL Agent of the notice from Collateral Agent of its election to exercise such option), ABL Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect (the time to obtain any such approval shall extend the proposed date of sale and purchase), if any, sell to Noteholder Secured Parties, and Noteholder Secured Parties shall purchase from ABL Secured Parties, all of the ABL Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, ABL Secured Parties shall retain all rights under the ABL Documents to be indemnified or held harmless by the Borrowers in accordance with the terms thereof.

7.3Payment of Purchase Price.

(a)Upon the date of such purchase and sale, Noteholder Secured Parties shall (i) pay to the ABL Agent for the account of the ABL Secured Parties as the purchase price therefor the full amount of all of the ABL Debt then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to ABL Agent in such amounts as ABL Agent determines is reasonably necessary to secure ABL Secured Parties in connection with any issued and outstanding letters of credit issued under the ABL Documents (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such letters of credit) (the ABL Agent agrees to refund this cash collateral to the Noteholder Secured Parties to the extent any letter of credit expires or is terminated or any amount is reimbursed from other sources), and (iii) agree to reimburse ABL Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Debt, and/or as to which ABL Secured Parties have not yet received final payment.

(b)Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the ABL Agent as the ABL Agent may designate in writing to Collateral Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Noteholder Secured Parties to the bank account designated by the ABL Agent are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by Noteholder Secured Parties to the bank account designated by the ABL Agent are received in such bank account later than 12:00 noon, New York City time.

7.4Representations Upon Purchase and Sale. Such purchase shall be expressly made without representation or warranty of any kind by ABL Secured Parties as to the ABL Debt, the ABL Collateral or otherwise and without recourse to ABL Secured Parties, except that each ABL Secured Party shall represent and warrant, severally, as to it: (a) the amount of the ABL Debt being purchased from it are as reflected in the books and records of such ABL Secured Party (but without representation or warranty as to the collectibility, validity or enforceability thereof), (b) that such ABL Secured Party owns the ABL Debt being sold by it free and clear of any liens or encumbrances and (c) such ABL Secured Party has the right to assign the ABL Debt being sold by it and the assignment is duly authorized. Upon the purchase by Noteholder Secured Parties of the ABL Debt, Noteholder Secured Parties agree to indemnify and hold ABL Secured Parties harmless from and against all loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) suffered or incurred by ABL Secured Parties arising from or in any way relating to acts or omissions of Collateral Agent or any of the other Noteholder Secured Parties after the purchase. Subject to the foregoing, ABL Secured Parties shall execute and deliver such instruments of transfer and other documents as shall be necessary or desirable to fully vest title to the ABL Debt in the Noteholder Secured Parties (or their designee) and to effectively transfer all Liens securing the ABL Debt to the Noteholder Secured Parties (or their designee).

7.5Notice from the ABL Agent Prior to Lien Enforcement Action. The ABL Agent agrees that it will give Collateral Agent ten (10) Business Days prior written notice of its intention to commence a Lien Enforcement Action. In the event that during such ten (10) Business Day period, Collateral Agent shall send to the ABL Agent the irrevocable notice of the intention of the Noteholder Secured Parties to exercise the purchase option given by ABL Secured Parties to Noteholder Secured Parties under this Section 7, ABL Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the ABL Collateral, provided, that, the purchase and sale with respect to the ABL Debt provided for herein shall have closed within thirty (30) Business Days thereafter and ABL Secured Parties shall have received final payment in full of the ABL Debt as provided for herein within such thirty (30) Business Day period.

Section 8.    RELIANCE; WAIVERS; ETC.

8.1Reliance. The consent by the ABL Secured Parties to the execution and delivery of the Noteholder Documents and the grant to the Collateral Agent on behalf of the Noteholder Secured Parties of a Lien on the ABL Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Noteholder Secured Parties to any Borrower shall be deemed to have been given and made in reliance upon this Intercreditor Agreement.

8.2No Warranties or Liability. The Collateral Agent, for itself and on behalf of the other Noteholder

Secured Parties, acknowledges and agrees that each of the ABL Agent and the other ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the ABL Documents, the ownership of any ABL Collateral or the perfection or priority of any Liens thereon. The Collateral Agent agrees, for itself and on behalf of the other Noteholder Secured Parties, that the ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the ABL Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Collateral Agent or any of the other Noteholder Secured Parties have in the ABL Collateral or otherwise, in each case except as otherwise provided in this Intercreditor Agreement. The ABL Agent, for itself and on behalf of the ABL Secured Parties, acknowledges and agrees that neither the Collateral Agent nor any other Noteholder Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Noteholder Documents, the ownership of any ABL Collateral or the perfection of priority of any Liens thereon. The ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that the Collateral Agent and the Noteholder Secured Parties will be entitled to manage the Noteholder Debt under the Noteholder Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Collateral Agent and the Noteholder Secured Parties may manage their Noteholder Debt without regard to any rights or interests that the ABL Agent or any of the other ABL Secured Parties have in the ABL Collateral or otherwise, in each case except as otherwise provided in this Intercreditor Agreement. Neither the ABL Agent nor any of the other ABL Secured Parties shall have any duty to the Collateral Agent or any of the other Noteholder Secured Parties, and neither the Collateral Agent or any of the other Noteholder Secured Parties shall have any duty to the ABL Agent or any of the ABL Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Borrower (including the Noteholder Documents or any ABL Documents), regardless of any knowledge thereof which they may have or be charged with.

8.3No Waiver of Lien Priorities.

(a)No right of the ABL Agent or any of the other ABL Secured Parties or of the Collateral Agent or the Noteholder Secured Parties to enforce any provision of this Intercreditor Agreement or any of the ABL Documents or Noteholder Documents, as the case may be, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower, or by any noncompliance by any Person with the terms, provisions and covenants of this Intercreditor Agreement, any of the ABL Documents or any of the Noteholder Documents, regardless of any knowledge thereof which the ABL Agent or any of the other ABL Secured Parties or the Collateral Agent or the Noteholder Secured Parties may have or be otherwise charged with.

(b)Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrowers under the ABL Documents and the rights of the Noteholder Secured Parties under the Noteholder Documents), the ABL Agent and any of the other ABL Secured Parties may, at any time and from time to time, without the consent of, or notice to, the Collateral Agent or any other Noteholder Secured Party, without incurring any liabilities to the Collateral Agent or any other Noteholder Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Intercreditor Agreement (even if any right of subrogation or other right or remedy of the Collateral Agent or any other Noteholder Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(i)change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the ABL Debt or any Lien on any ABL Collateral or guaranty thereof or any liability of any Borrower, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the ABL Debt, without any restriction as to the amount, tenor or terms of any such increase or extension, and including addition of Vector Tobacco Inc. and any other Affiliate of the Issuer as a “Borrower” under and as defined in the ABL Loan Agreement) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the ABL Agent or any of the other ABL Secured Parties, the ABL Debt or any of the ABL Documents; except that the ABL Agent and the ABL Secured Parties may not consent to any amendment, modification or waiver to the ABL Documents that:

(A)results in the sum of (1) the aggregate principal amount of loans outstanding under the ABL Documents, plus (2) the unused portion of the revolving commitments under the ABL

Documents, plus (3) the aggregate face amount of all letters of credit issued or deemed issued and outstanding under the ABL Documents plus (4) the Cash Management Obligations plus the Hedging Obligations (in the case of each of the foregoing, as determined after giving effect to such amendment, modification or waiver) exceeding $120,000,000,

(B)increase the “Applicable Margins” or similar component of the interest rate under the ABL Loan Agreement in a manner that would result in the total yield on the ABL Date to exceed by more than two (2%) percent per annum the total yield on the ABL Debt as in effect on the date hereof (excluding increases resulting from the accrual or payment of interest at the default rate),

(C)modify or add any covenant or event of default under the ABL Documents that directly restricts any Borrower from making mandatory payments of the Noteholder Debt that would otherwise be permitted under the ABL Documents (as in effect on the date hereof),

(D)contractually subordinates the Liens of the ABL Secured Parties to any other debt of the Borrowers except as permitted herein or in the ABL Documents (as in effect on the date hereof), or

(E)contravene the provisions of this Intercreditor Agreement;

(ii)until the Discharge of Priority Debt, sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the ABL Collateral or any liability of any Borrower to the ABL Agent or any of the other ABL Secured Parties, or any liability incurred directly or indirectly in respect thereof in accordance with the terms hereof;

(iii)settle or compromise any of the ABL Debt or any other liability of any Borrower or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the ABL Debt) in any manner or order, but subject however to the terms of this Intercreditor Agreement; and

(iv)exercise or delay in or refrain from exercising any right or remedy against any Borrower or any other Person, elect any remedy and otherwise deal freely with any Borrower or any ABL Collateral and any security and any guarantor or any liability of any Borrower to any of the ABL Secured Parties or any liability incurred directly or indirectly in respect thereof, but subject however to the terms of this Intercreditor Agreement.

(c)Each of the Collateral Agent and the ABL Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Collateral or any other similar rights a junior secured creditor may have under applicable law with respect to the ABL Collateral.

Section 9.    JOINDER.

9.1    Joinder of Other Borrowers. Any Person that is an Affiliate of the Issuer and an Indenture Loan Party and is added as a “Borrower” (as defined in the ABL Loan Agreement) shall become a party hereto as an Other Borrower by executing and delivering a Joinder Agreement.

Section 10.    MISCELLANEOUS.

10.1Conflicts; Additional Security. In the event of any conflict between the provisions of this Intercreditor Agreement and the provisions of the ABL Documents or the Noteholder Documents, the provisions of this Intercreditor Agreement shall govern.

10.2Continuing Nature of this Intercreditor Agreement; Severability. This Agreement shall continue to be effective until the earlier of (a) the Discharge of ABL Debt or (b) the final payment in full in cash of the Noteholder Debt and the termination and release by each Noteholder Secured Party of any Liens to secure the Noteholder Debt. This is a continuing agreement of Lien subordination and the ABL Secured Parties may continue, at any time and without notice to the Collateral Agent or any other Noteholder Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of any Borrower constituting ABL Debt in reliance hereon and the Noteholder Secured Parties may purchase Notes constituting Noteholder Debt in reliance hereon. Each of the Collateral Agent, for itself and on behalf of the Noteholder Secured Parties, and the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any right it may have under applicable law to revoke this Intercreditor Agreement or any of the provisions of this Intercreditor Agreement. The terms of this Intercreditor Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Intercreditor Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.3When Discharge of ABL Debt and Discharge of Priority Noteholder Debt Deemed to Not Have Occurred.

(a)If substantially contemporaneously with the Discharge of ABL Debt, any Borrower refinances indebtedness outstanding under the ABL Documents, then after written notice to Collateral Agent, (i) the indebtedness and other obligations arising pursuant to such refinancing of the then outstanding indebtedness under the ABL Documents shall automatically be treated as ABL Debt for all purposes of this Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of ABL Collateral set forth herein, provided that such indebtedness would have been a permitted modification or amendment under Section 8.3(b) hereof, (ii) the credit agreement and the other loan documents evidencing such new indebtedness shall automatically be treated as the ABL Loan Agreement and the ABL Documents for all purposes of this Intercreditor Agreement and (iii) the administrative agent under the new ABL Loan Agreement shall be deemed to be the ABL Agent for all purposes of this Intercreditor Agreement.

(b)If substantially contemporaneously with the Discharge of Priority Noteholder Debt, any Borrower refinances indebtedness outstanding under the Noteholder Documents, then after written notice to the ABL Agent, (i) the indebtedness and other obligations arising pursuant to such refinancing of the then outstanding indebtedness under the Noteholder Documents shall automatically be treated as Noteholder Debt for all purposes of this Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of ABL Collateral set forth herein, provided that such indebtedness would have been a permitted modification or amendment under this Intercreditor Agreement, (ii) the credit agreement or indenture and the other loan or note documents evidencing such new indebtedness shall automatically be treated as the Noteholder Agreement and the Noteholder Documents for all purposes of this Intercreditor Agreement and (iii) the administrative agent or trustee under the new Noteholder Agreement shall be deemed to be the Collateral Agent for all purposes of this Intercreditor Agreement.

10.4Amendments to Noteholder Documents. Without the prior written consent of the ABL Agent, no Noteholder Document may be amended, supplemented or otherwise modified, and no new Noteholder Document may be entered into, to the extent such amendment, supplement or other modification or new document would contravene the provisions of this Intercreditor Agreement.

10.5Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Intercreditor Agreement by the Collateral Agent or the ABL Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Borrowers shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Intercreditor Agreement except to the extent their rights or obligations are directly affected. Notwithstanding this Section 10.5, without the consent of the Collateral Agent or any other party hereto, any Other Borrower may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 9, and upon such execution and delivery, such Other Borrower shall be subject to the terms hereof and be treated as a “Borrower” hereunder.

10.6Subrogation; Marshalling.

(a)The Collateral Agent agrees that no payment or distribution to any ABL Secured Party pursuant to the provisions of this Intercreditor Agreement shall entitle any Noteholder Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Priority Debt shall have occurred. Following the Discharge of Priority Debt, each the ABL Agent agrees to execute such documents, agreements, and instruments as the Collateral Agent or any Noteholder Secured Party may reasonably request to evidence the transfer by subrogation to any the Collateral Agent, for the benefit of the Noteholder Secured Parties, of an interest in the First Priority Debt resulting from payments or distributions to such ABL Secured Party by such Person, so long as all reasonable costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such ABL Secured Party are paid by such Person upon request for payment thereof.

(b)The Noteholder Secured Parties hereby waive any and all rights to have any ABL Collateral or any part thereof granted to or held by the ABL Agent marshaled upon any foreclosure or other disposition of such ABL Collateral by the ABL Agent or any Borrower without the consent of the ABL Agent, and ABL Secured Parties hereby waive any and all rights to have any ABL Collateral or any part thereof granted to or held by the Collateral Agent or any other Noteholder Secured Party marshaled upon any foreclosure or other disposition of such ABL Collateral by the Collateral Agent or any Noteholder Secured Party or any Borrower without the consent of Noteholder Secured Parties, in each case subject to the other terms of this Intercreditor Agreement.

10.7Consent to Jurisdiction; Waivers. The parties hereto consent to the jurisdiction of any state or federal court located in New York, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 10.9 below for such party. The parties hereto waive any objection to any action instituted hereunder based on forum non conveniens, and any objection to the venue of any action instituted hereunder. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Intercreditor Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

10.8Notices. All notices to the Noteholder Secured Parties and the ABL Secured Parties permitted or required under this Intercreditor Agreement may be sent to the Collateral Agent and the ABL Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service, facsimile transmission or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission or electronic mail or four (4) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Collateral Agent:

U.S. Bank National Association Global Corporate Trust Services 60 Livingstone Avenue
EP-MN-WS3C
St. Paul, Minnesota 55107-2292 Attention: Joshua A. Hahn Facsimile No.: 651-466-7430

ABL Agent:

Wells Fargo Bank, National Association 100 Park Avenue, 14th Floor
New York, New York 10017 MAC J0149-030
Attention: Portfolio Manager – Liggett Facsimile No.: 212-545-4283

Each Initial Borrower:

Liggett Group LLC 100 Maple LLC
c/o Liggett Vector Brands LLC 3800 Paramount Parkway, Suite 250

Morrisville, North Carolina 27560 Attention: Victoria Spier Evans Facsimile No.: 919-990-3590

with a copy to:

Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor Miami, Florida 33137-3212 Attention: Marc Bell
Facsimile No.: 305-579-8016 Each Other Borrower:
Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor Miami, Florida 33137-3212 Attention: Marc Bell
Facsimile No.: 305-579-8016 with a copy to:
Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor Miami, Florida 33137-3212 Attention: Bryant Kirkland Facsimile No.: 305-579-8046

10.9Further Assurances.

(a)The Collateral Agent agrees that it shall, for itself and on behalf of the Noteholder Secured Parties, take such further action and shall execute and deliver to the ABL Agent such additional documents and instruments (in recordable form, if requested) as the ABL Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Intercreditor Agreement.

(b)The ABL Agent agrees that it shall, for itself and on behalf of the ABL Secured Parties, take such further action and shall execute and deliver to the Collateral Agent such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Intercreditor Agreement.

10.10Consent to Jurisdiction; Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

10.11Governing Law. The validity, construction and effect of this Intercreditor Agreement shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

10.12Binding on Successors and Assigns. This Agreement shall be binding upon the ABL Agent, the other ABL Secured Parties, the Collateral Agent, the other Noteholder Secured Parties, the Borrowers and their respective permitted successors and assigns.

10.13Specific Performance. The ABL Agent or the Collateral Agent may demand specific performance of this Intercreditor Agreement. The Collateral Agent, for itself and on behalf of the Noteholder Secured Parties, and the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the ABL Agent or the Collateral Agent, as applicable.

10.14Section Titles; Time Periods. The section titles contained in this Intercreditor Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Intercreditor Agreement.

10.15Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

10.16Authorization. By its signature, each Person executing this Intercreditor Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Intercreditor Agreement.

10.17No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the holders of ABL Debt and Noteholder Debt. No other Person shall have or be entitled to assert rights or benefits hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

ABL AGENT:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as ABL Agent
By:	/s/ Andrew Rogow
Name:	Andrew Rogow
Title:	Vice President
[Signature Page to Intercreditor and Lien Subordination Agreement]

BORROWERS:
LIGGETT GROUP LLC
By:	/s/ Nicholas P. Anson
Name:	Nicholas P. Anson
Title:	President and Chief Operating Officer
100 MAPLE LLC
By:	/s/ Victoria Spier Evans
Name:	Victoria Spier Evans
Title:	Secretary

COLLATERAL AGENT:
U.S. BANK NATIONAL ASSOCIATION, as the Collateral Agent
By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Vice President
[Signature Page to Intercreditor and Lien Subordination Agreement]

EXHIBIT A
FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT NO. [●] (the “Joinder”), dated as of [●], 20[●], to the SECOND AMENDED AND RESTATED INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT, dated as of January 28, 2021 (the “Intercreditor Agreement”), among Wells Fargo Bank, National Association, in its capacity as administrative agent (in such capacity, the “ABL Agent”), for itself and on behalf of the other ABL Secured Parties, U.S. Bank National Association, in its capacity as collateral agent for the Noteholder Secured Parties (in such capacity, the “Collateral Agent”), Liggett Group LLC, a Delaware limited liability company ( “Liggett Group”), 100 Maple LLC, a Delaware limited liability company (“100 Maple” and, together with Liggett Group, the “Initial Borrowers”) and each other borrower under the ABL Loan Agreement that becomes party thereto pursuant to a Joinder Agreement (each, an “Other Borrower” and, together with the Initial Borrowers and each other Other Borrower, the “Borrowers” and each individually, a “Borrower”).

A.Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.Section 9 of the Intercreditor Agreement provides that an Other Borrower may become a party to the Intercreditor Agreement upon the execution and delivery by such Other Borrower of an instrument substantially in the form of this Joinder. The undersigned Other Borrower (the “New Other Borrower”) is executing this Joinder in accordance with the requirements of the Intercreditor Agreement.

Accordingly, the New Other Borrower agrees as follows:

SECTION 1. In accordance with Section 9 of the Intercreditor Agreement, the undersigned New Other Borrower by its signature below becomes an Other Borrower under the Intercreditor Agreement with the same force and effect as if the New Other Borrower had originally been named therein as a Borrower, and the New Other Borrower hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Borrower. Each reference to a “Borrower” in the Intercreditor Agreement shall be deemed to include the New Other Borrower. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Other Borrower represents and warrants to the ABL Agent and the Collateral Agent that (i) it has full power and authority to enter into this Joinder and (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its the terms.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the ABL Agent and the Collateral Agent shall have received a counterpart of this Joinder that bears the signature of the New Other Borrower. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. The validity, construction and effect of this Joinder shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

SECTION 6. All communications and notices hereunder shall be in writing and given as provided in Section 10.8 of the Intercreditor Agreement. All communications and notices hereunder to the New Other Borrower shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Other Borrower has duly executed this Joinder to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW OTHER BORROWER]
By :
Name:
Title:
Address for notices:

attention of:
Facsimile:

[Signature Page to Joinder Agreement to Intercreditor and Lien Subordination Agreement]